                                                                    Exhibit 10.4

   Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

                            NORTH CAROLINA UNIVERSITY

                                LICENSE AGREEMENT

     This Agreement is made by and between North Carolina State University (hereinafter referred to as "NCSU"), a constituent institution of the University of North Carolina and an educational institution organized under the laws of North Carolina, and having its principal office at 1 Holladay Hall, Box 7003, Raleigh, North Carolina 27695-7003, and LipoMed, Inc. ("hereinafter referred to as "LICENSEE"), a corporation organized under the laws of North Carolina and having its principal place of business at 1117 Wellstone Circle, Apex, North Carolina 27502.

     WHEREAS, Dr. James Otvos has discovered an invention titled "Method and Apparatus for Measuring Blood Lipoprotein Levels by NMR Spectroscopy" (NCSU File No. 91-02), and NCSU owns all rights, title, and interest in and to the Patent Rights (as hereinafter defined) pertaining to such invention; and

     WHEREAS, NCSU has the right to grant licenses to the foregoing invention, and wishes to have the invention utilized in the public interest; and

     WHEREAS, NCSU is willing to grant a license to LICENSEE to the invention and related Patent Rights subject to the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                             ARTICLE 1- DEFINITIONS
                             ----------------------

1.01     "Patent Rights" shall mean:

         U.S. Patent No. 5,343,389 "Method and Apparatus for Measuring Classes and Subclasses of Lipoproteins" (filed June 17, 1993; issued August 30, 1994)

1.02 "Field" or "Field of Use" shall mean the use of the Patent Rights for NMR testing of blood.

1.03 "Licensed Product" shall mean any product; (a) which is covered by an unexpired claim contained in the Patent Rights in the country in which the

          Licensed Product(s) is made, used, sold or transferred; or (b) the use of which is covered in an unexpired claim contained in the Patent Rights in the country in which the License Product(s) are made, used, sold or transferred.

1.04 "Licensed Test" shall mean any process or use thereof (a) which is covered by an unexpired claim contained in the Patent Rights in the country in which the Licensed Test is made, used, sold or transferred; or (b) the use of which is covered in an unexpired claim contained in the Patent Rights in the country in which the Licensed Test is made, used, sold or transferred.

1.05 "Net Sales" shall mean LICENSEE's billings for the Licensed Products produced and Licensed Tests performed hereunder, less the sum of the following:

     (a)  Discounts allowed in amounts customary in the trade;

     (b) Sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

     (c)  Outbound transportation prepaid or allowed; and

     (d)  Amounts allowed or credited on returns.

No deductions shall be made for commissions paid to individuals whether they be independent sales agents or regularly employed by LICENSEE and on its payroll, nor for the cost of collections. Licensed Products and Licensed Tests shall be considered "sold" when bill out or invoiced. Net Sales in the case of Licensed Products and Licensed Tests used or transferred by LICENSEE shall mean the fair market value of Licensed Products and Licensed Tests as if they were sold to an unrelated third party in similar quantities.

1.06 "Affiliate" or "Affiliates" shall mean (i) any corporation, company or other entity in which LICENSEE owns or controls at least fifty percent (50%) of the stock entitled to vote in election of members of the Board of Directors; or (ii) any corporation, company or other entity which owns or controls at least (50%) of the stock of LICENSEE.

1.07      "Effective Date" shall mean May 12, 1997.

                               ARTICLE 2- LICENSE
                               ------------------

2.01 NCSU hereby grants to LICENSEE and LICENSEE hereby accepts from NCSU, upon the terms and conditions herein specified, an exclusive license to make, have made, use and sell Licensed Products and perform Licensed Tests, with the right to sub-license. Such license is worldwide and shall remain in effect, on a country by country basis, until the full end of the term or terms for which Patent Rights are issued, unless sooner terminated as hereinafter provided. The foregoing notwithstanding, LICENSEE's rights and license shall be subject to the rights of the U.S. Government pursuant to any funding agreement between NCSU and the Government.

2.02 LICENSEE shall have the right to grant sub-licenses and to extend any license granted to LICENSEE to its Affiliates. Any such sub-licenses or extensions shall be subject to the terms of this Agreement and shall be no less favorable to NCSU than is this license. A copy of each sub-license shall be provided to NCSU. LICENSEE agrees to be responsible for the performance hereunder by its Affiliates and sub-licenses, if any. Should this Agreement be terminated for any reason, LICENSEE agrees to assign all such sub-licenses directly to NCSU.

2.03 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not part of the Patent Rights licensed hereunder.

2.04 LICENSEE agrees that any products constituting Licensed Products will be manufactured substantially in the United States to the extent required by 35 U.S.C. Sec. 204, if such statute shall be applicable


                            ARTICLE 3- DUE DILIGENCE
                            ------------------------

3.01 LICENSEE agrees to diligently pursue the development of the Patent Rights. This will include manufacturing or producing a Licensed Product utilizing the Patent Rights for testing, development, and sale, and also using best efforts in seeking required governmental approvals of such Licensed Product. In addition to this general commitment to diligence, LICENSEE agrees to the following diligence requirements:

     (a) LICENSEE agrees to raise sufficient funds to support LICENSEE'S business operations and promote development and commercialization of the Patent Rights. If LICENSEE fails to raise $[**] within [**] ([**]) months of the Effective Date, all rights granted herein shall terminate.

     (b) LICENSEE shall support a program of collaborative research in an amount of not less than [**] dollars ($[**]) for at least [**] under the direction of James D. Otvos, Ph.D. This program shall be governed by a separate Research Agreement between the parties, said agreement to be entered into within thirty days after the closing date of the first [**] dollars ($[**]) raised by LICENSEE.

     (c) Within [**] from the Effective Date of this Agreement, LICENSEE shall deliver to NCSU a report showing LICENSEE'S plans for commercializing the Patent Rights and shall provide a similar report on [**] of [**] until first commercial sale under the Patent Rights.

     (d) LICENSEE agrees to commercialize the Patent Rights according to the following schedule:

               (1) [**] Licensed Test within [**] after the latest date of the regulatory approvals required to engage in U.S. intrastate and interstate commerce.

               (2) [**] Licensed Tests within [**] after the latest date in (1) above.

               (3) [**] Licensed Tests within [**] after the latest date in (2) above.

3.02 LICENSEE agrees to use its best efforts to have the Patent Rights cleared for marketing in those countries in which LICENSEE intends to sell or use Licensed Products or Licensed Tests by the responsible government agencies requiring such clearance. To accomplish such clearances at the earliest possible date, LICENSEE agrees to file, according to the usual practice of LICENSEE, any necessary data with such government agencies. Should LICENSEE terminate this Agreement, LICENSEE agrees to assign its full interest and title in such market clearance application, including all data relating thereto, to NCSU at no cost to NCSU.

3.03 Failure by LICENSEE to comply with the provisions of this Article 3 shall result in NCSU having the right, at its option, to convert any exclusive license to a non-exclusive license, or to cancel the license upon sixty (60) days notice, and to require a reversion of rights to all relevant materials, research information and technology, including Patent Rights, transferred to LICENSEE by NCSU.

             ARTICLE 4- LICENSE FEE, ROYALTIES, RECORDS, AND REPORTS
             -------------------------------------------------------

4.01 LICENSEE shall pay to NCSU, as a license fee for this Agreement, the sum of [**] dollars ($[**]); said fee to be paid within thirty days after the closing date of the first [**] ($[**]) raised by LICENSEE.

4.02 For as long as this license is in effect, LICENSEE shall pay to NCSU royalties as follows:

               (1) Except in the case of minimum annual royalties, as set forth in 4.03 below, [**] shall be due or payable on the [**] $[**] of LICENSEE'S cumulative Net Sales of Licensed Products and Net Sales from Licensed Tests.

               (2) For cumulative Net Sales greater than $[**] and less than $[**] of Licensed Products and Licensed Tests, whether sold by LICENSEE or LICENSEE'S sub-licensee(s), LICENSEE shall pay to NCSU a royalty of [**] percent ([**]%) of Net Sales;

               (3) For cumulative Net Sales greater than $[**] of Licensed Products and Licensed Tests, whether sold by LICENSEE or LICENSEE'S sub-licensee(s), LICENSEE shall pay to NCSU a royalty of [**] percent ([**]%) of Net Sales.

4.03           LICENSEE will pay to NCSU $[**] as a minimum annual royalty.

Payment of the first specified minimum annual royalty payments shall be made on the [**] of the [**] after the [**] of the [**] required to engage in [**] and [**]. Each subsequent minimum annual royalty payment shall be made on the annual anniversary date of the first minimum annual royalty payment, consistent with the [**] and [**] set forth in 4.05 hereof. Once commercial sales of Licensed Products have commenced, the minimum annual royalty payments required herein shall be considered advance payments against earned running royalties for the year in which each minimum annual royalty payment is made. In no event shall the payment of the minimum annual royalty payment excuse LICENSEE from its obligations to meet the reporting, development and/or payment requirements otherwise specified and applicable.

4.04 LICENSEE shall render to NCSU on a quarterly basis a written account of the Net Sales of Licensed Products as of July 1, October 1, January 1, and April 1 of each calendar year. The reports of Net Sales and the royalty payment due NCSU thereon shall be due and payable within sixty (60) days following the applicable date. LICENSEE shall make such reports even if there have been no Net Sales or if no royalties are due to NCSU for a particular quarter. LICENSEE'S report shall include at least the following:

     (a)       All Licensed Products manufactured and sold.

     (b)  Total billings for Licensed Products sold.

     (c) Accounting for all sub-licensing proceeds received by LICENSEE from LICENSEE'S sub-licensees.

     (d)  Deductions applicable as provided in section 1.04.

     (e) Total sales made to U.S. Government Agencies which require no royalty payment.

     (f)  Total royalties due to NCSU.

     (g)  Names and addresses of all sub-licensees of LICENSEE.

4.05 LICENSEE and its Affiliates shall keep full, true, and accurate books of accounts and other records containing all particulars which may be necessary to ascertain and verify properly such Net Sales. Upon NCSU's request, LICENSEE and its Affiliates shall permit an independent Certified Public Accountant selected by NCSU (except one to whom LICENSEE has some reasonable objection) to have access during ordinary business hours to such of LICENSEE'S or its Affiliates' records as may be necessary to determine, in respect of any three
(3) month period ending not more than five (5) years prior to the date of such request, the correctness of any report made under this Agreement. Nothing herein shall be construed to limit the authority of the State Auditor of North Carolina.

4.06 In the event this Agreement is assigned or transferred by LICENSEE to a third party, in accordance with Article 11 hereunder, LICENSEE shall pay to NCSU [**] percent ([**]%) of the gross proceeds received by LICENSEE as the result of any such assignment or transfer.

4.07 All payments made as a result of this Agreement shall be paid in United States dollars in Raleigh, North Carolina, or at such other place as NCSU may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

4.08 The royalty payments set forth in this Agreement, if overdue, shall bear interest until payment at a per annum rate of four percent (4%) above the prime rate in effect at the Chase Manhattan Bank (N.A) on the due date. However, in no event shall any penalties hereunder exceed eighteen percent (18%) per annum (or 1.5% per month).

                               ARTICLE 5- PATENTS
                               ------------------

5.01 NCSU shall select patent counsel and shall have sole responsibility for filing, prosecuting and maintaining appropriate U.S. and foreign patent application(s) on the Patent Rights in the name of NCSU, and all expenses of such protection shall be paid by LICENSEE. LICENSEE also agrees to reimburse NCSU for unreimbursed out-of-pocket patent costs incurred through the Effective Date. NCSU shall keep LICENSEE advised as to the prosecution of such applications by forwarding to LICENSEE copies of all official correspondence relating thereto. LICENSEE agrees to cooperate with NCSU in the prosecution of patent application(s) to insure that such applications reflect, to the best of NCSU's and LICENSEE'S knowledge, all items of commercial, scientific and technical interest and importance. All final decisions with respect to the prosecution of said patent application(s) are reserved to NCSU.

5.02 LICENSEE shall designate the foreign countries, if any, in which LICENSEE desires patent protection, and NCSU agrees to file, prosecute and maintain appropriate applications in such countries. LICENSEE shall pay all expenses with regard to such foreign patent protection. NCSU may elect to seek patent protection in countries not so designated by LICENSEE, in which case NCSU shall be responsible for all expenses attendant thereto; however, in such instances, LICENSEE shall forfeit its rights under this license agreement as to such countries.

5.03 For each country in which Licensed Products will be sold, LICENSEE agrees to mark all Licensed Products it commercializes with the applicable patent number.

            ARTICLE 6- GOVERNMENT CLEARANCE, PUBLICATION, OTHER USE,
            --------------------------------------------------------
                                 EXPORT, DUTIES
                                 --------------

6.01 LICENSEE agrees that the right of publication of any and all information related to the Patent Rights shall reside in the inventor and other staff of NCSU. NCSU shall use its best efforts to provide a copy of each publication at the time of submission for pre-publication review, or in any event not less than thirty (30) days prior to the expected date of publication. Such review will be in no way construed as a right to restrict such publication.

6.02 It is agreed that, notwithstanding any provisions herein, NCSU is free to use the Patent Rights for its own educational, teaching, and research purposes without restriction and without payment of royalties or other fees.

6.03 This Agreement is subject to, and LICENSEE will comply with, all of the United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and technology which may be applicable.

6.04 LICENSEE shall be solely responsible for the payment and discharge of any taxes or duties relating to any transaction of LICENSEE, its employees, contractors, agents, or sub-licensees, in connection with the manufacture, use, or sale in any country of Licensed Product(s).

                       ARTICLE 7- DURATION AND TERMINATION
                       -----------------------------------

7.01 This Agreement shall become effective upon the Effective Date and, unless sooner terminated in accordance with any of the provisions herein, shall remain in full force and effect for the life of the last-to-expire of the patents included in the Patent Rights.

7.02 In the event an order for relief is entered against LICENSEE under the Federal Bankruptcy Code, or an order appointing a receiver for substantially all of LICENSEE'S assets is entered by a court of competent jurisdiction, or LICENSEE makes an assignment for the benefit of creditors, or a levy of execution is made upon substantially all of the assets of LICENSEE and such levy is not quashed or dismissed within thirty (30) days, this Agreement shall automatically terminate effective on the date of such order or assignment or, in the case of such levy, the expiration of such thirty (30) day period; provided, however, that such termination shall not impair or prejudice any right of remedy that NCSU might have under this Agreement.

7.03 LICENSEE may terminate this Agreement by giving NCSU written notice at least ninety (90) days prior to such termination, and thereupon terminate the manufacture, use, or sale of Licensed Products.

7.04 Should LICENSEE fail to pay NCSU royalties due and payable hereunder, NCSU shall have the right to terminate this Agreement on sixty (60) days' notice, unless LICENSEE shall pay NCSU, within the sixty (60) day period, all such royalties and interest due and payable. Upon the expiration of the sixty
(60) day period, if LICENSEE shall not have paid all such royalties and interest due and payable, the rights, privileges and license granted hereunder shall terminate.

7.05 Either party may immediately terminate this Agreement for fraud, willful misconduct, or illegal conduct of the other party upon written notice of same to that other party. Except as provided above, if either party fails to fulfill any of its obligations under this Agreement, the non-breaching party may terminate this Agreement by providing written notice to the breaching party, as provided below. Such notice must contain a full description of the event or occurrence constituting a breach of the Agreement. The party receiving notice of the breach will have the opportunity to cure that breach within forty-five (45) days of receipt of notice. If the breach is not cured within that time, the termination will be effective as of the forty-five (45/th/) day after receipt of notice. A party's ability to cure a breach will apply only to the first two (2) breaches properly noticed under the terms of this Agreement, regardless of the nature of those breaches.

Any subsequent breach by that party will entitle the other party to terminate this Agreement upon proper notice, with no opportunity to cure.

7.06 If at any time prior to the first commercial sale of a Licensed Product under this Agreement LICENSEE shall cease to pursue commercial development of the Patent Rights as contemplated herein, LICENSEE shall be obligated to so notify NCSU, and this Agreement shall automatically terminate without obligation on the part of NCSU to refund any of the fees or royalties which may have been paid by LICENSEE prior to such termination.

7.07 Upon the termination of this Agreement pursuant to Article 7.03, LICENSEE may notify NCSU of the amount of Licensed Products that LICENSEE has on hand and LICENSEE shall then have a license to sell that amount of Licensed Products, but no more; provided, however, that LICENSEE shall pay NCSU a royalty thereon at the rate and at the time provided for.

7.08 In the event LICENSEE'S license rights to U.S. Patent No. 4,933,844, "Measurement of Blood Lipoprotein Constituents by Analysis of Data Acquired from an NMR Spectrometer", are terminated for any reason, prior to expiration, then all license rights granted herein shall terminate immediately.

7.09 Within thirty (30) days of the termination of this Agreement under Sections 7.02, 7.03, 7.04, or 7.06, or for LICENSEE'S breach under 7.05, LICENSEE shall duly account to NCSU and transfer to NCSU all rights which LICENSEE may have in or to all trade names and trademarks used to identify Licensed Products.

                  ARTICLE 8- INFRINGEMENT OF THIRD-PARTY RIGHTS
                  ---------------------------------------------

8.01 In the event that NCSU or LICENSEE is charged with infringement of a patent by a third party or is made a party in a civil action as a result of LICENSEE'S or a sub-licensee's practice of the Patent Rights under this Agreement, LICENSEE shall:

        (a) defend and/or settle any such claim of infringement or civil action;

        (b) assume all cost, expenses, damages, and other obligations for payments incurred as a consequence of such charges of infringement and/or civil action;

        (c) indemnify and hold NCSU harmless from any and all damages, losses, liability, and costs resulting from a charge of infringement or civil action which shall be brought against NCSU and attributable to technology added to, incorporated into or sold with a Licensed Product by LICENSEE or a sub-licensee or to manufacturing processes utilized by LICENSEE or a sub-licensee; and

        (d) if such claim of infringement or civil action shall be based on patent claims contained in any pending or issued patent included in the Patent Rights, LICENSEE may terminate this Agreement effective immediately upon NCSU's receipt of written notice of termination, and LICENSEE shall have no further liability for claims and/or damages arising subsequent to said date of termination except to the extent such claims and/or damages arising subsequent to said date of termination arise as a consequence of or in connection with the sale of Licensed Products under Section 7.07.

8.02 NCSU shall give LICENSEE assistance, at LICENSEE'S expense, in the defense of any such infringement charge or lawsuit, as may be reasonably required.

        ARTICLE 9- INFRINGEMENT OF NCSU's PATENT RIGHTS BY THIRD
        --------------------------------------------------------
                                    PARTIES
                                    -------

9.01 Each party to this Agreement shall be obligated to inform the other promptly in writing of any alleged infringement of which it becomes aware and of any available evidence of infringement by a third party of any patents within the Patent Rights.

9.02 If during the term of this Agreement LICENSEE becomes aware of any alleged infringement by a third pary, LICENSEE shall have the right, but not the obligation, to either:

        (a) settle the infringement suit by sub-licensing the alleged infringer or by other means; or

        (b) prosecute at its own expense any infringement of the Patent Rights. In the event LICENSEE prosecutes such infringement, LICENSEE may, for such purposes, request to use the name of NCSU as party plaintiff. Subject to the approval of the Board of Governors of the University of North Carolina, NCSU may agree to become a party plaintiff, and costs associated therewith shall be borne by LICENSEE.


9.03 In the event that LICENSEE undertakes the enforcement and/or defense of the Patent Rights by litigation, including any declaratory judgment action, the total cost of any such action commenced or defended solely by LICENSEE shall be borne by LICENSEE. Any recovery of damages by LICENSEE as a result of such action shall be applied first in satisfaction of any unreimbursed expenses and attorneys' fees of LICENSEE relating to the action, and second in satisfaction of unreimbursed legal expenses and attorneys' fees of NCSU, if any, relating to the action. The balance remaining from any such recovery shall be distributed to LICENSEE, provided that LICENSEE shall pay to NCSU such royalties as would otherwise be applicable under

Article 4 hereof for that portion of LICENSEE'S recovery attributable to lost sales. LICENSEE shall be entitled to settle any such litigation by agreement, consent, judgment, voluntary dismissal, or otherwise, with the consent of NCSU, which consent shall not be withheld unreasonably.

9.04 In the event LICENSEE does not undertake action to prevent the infringing activity within three (3) months of having been made aware and notified thereof, NCSU shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Patent Rights and, in furtherance of such right, NCSU may use the name of LICENSEE as a party plaintiff in any such suit without expense to LICENSEE. The total cost of any such infringement action commenced or defended solely by NCSU shall be borne by NCSU. Any recovery of damages by NCSU for any infringement shall be applied first in satisfaction of any unreimbursed expenses and attorneys' fees of NCSU relating to the suit, and second toward reimbursement of LICENSEE'S reasonable expenses, including reasonable attorneys' fees, relating to the suit. The balance remaining from any such recovery shall be distributed to NCSU.

9.05 In any infringment suit instituted by either party to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

9.06 LICENSEE shall have the sole right in accordance with the terms and conditions herein to sub-license any alleged infringer under the Patent Rights for future infringements.

9.07 Any of the foregoing notwithstanding, if at any time during the term of this Agreement any of the Patent Rights are held invalid or unenforceable in a decision which is not appealable or is not appealed within the time allowed, LICENSEE shall have no further obligations to NCSU with respect to its future use or sale of any product or process covered solely by such Patent Rights, including the obligation of paying royalties. Nevertheless, LICENSEE shall not have a damage claim or a claim for refund or reimbursement against NCSU.

                ARTICLE 10- INDEMNITY, INSURANCE, REPRESENTATIONS
                -------------------------------------------------

10.01 LICENSEE shall indemnify, defend and hold NCSU, its trustees, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from utilization of the Patent Rights in the production, manufacture, sales, use, lease, consumption or advertisement of the Licensed Products by LICENSEE and its sub-licensees or arising from any obligations of LICENSEE hereunder, except for any claim or expenses arising out of the negligence or willful misconduct of NCSU or its officers, agents or employees. The parties acknowledge that NCSU's liability under this paragraph shall be subject to the limitations of the North Carolina Tort Claims Act (N.C. General Statutes Section 143-291).

10.02 LICENSEE shall maintain reasonable levels of product liability insurance as soon as it has commercialized Licensed Products. NCSU shall have the right to require such insurance policies or certificates of insurance, at NCSU's discretion, to be made available for NCSU's inspection.

10.03 NCSU MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND VALIDITY OF PATENT RIGHTS CLAIMS ISSUED OR PENDING.

10.04 Nothing in this Agreement shall be deemed to be a representation or warranty by NCSU of the validity of any of the patents or the accuracy, safety, efficacy, or usefulness for any purpose, of any Patent Rights. NCSU shall have no obligation, express or implied, to supervise, monitor, review, or otherwise assume responsibility for the production, manufacture, testing, marketing, or sale of any Licensed Product, and NCSU shall have no liability whatsoever to LICENSEE or any third parties for or on account of any injury, loss, or damage, of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon LICENSEE or any other person or entity, arising out of or in connection with or resulting from:

        (a) the production, use, or sale of any Licensed Product;

        (b) the use of any Patent Rights; or

        (c) any advertising or other promotional activities with respect to any of the foregoing.


                            ARTICLE 11- GOVERNING LAW
                            -------------------------

11.01 This Agreement shall be construed as having been entered into in the State of North Carolina and shall be interpreted in accordance with and its performance governed by the laws of the State of North Carolina.

                          ARTICLE 12- NON-ASSIGNABILITY
                          -----------------------------

12.01 This Agreement may not be assigned by LICENSEE except in connection with the sale or other transfer of LICENSEE'S entire business or that part of

LICENSEE'S business to which this license relates. LICENSEE shall give NCSU thirty (30) days prior written notice of such assignment or transfer. Any other assignment of this Agreement without the prior written consent of NCSU shall be void.

                               ARTICLE 13-NOTICES
                               ------------------

13.01 It shall be a sufficient giving of any notice, payment, request, report, statement, disclosure or other communication hereunder, if the party giving the same shall deposit a copy thereof in the Post Office in certified mail, postage prepaid, addressed to the other party at its address hereinafter set forth or at such other address as the other party shall have theretofore in writing designated:

       NCSU                                        LICENSEE
       ----                                        --------

       Director                                    James D. Otvos, Ph.D.
       Office of Technology Administration         LipoMed, Inc.
       and Development                             1117 Wellstone Circle
       North Carolina State University             Apex, North Carolina 27502
       Box 7003
       1 Holladay Hall
       Raleigh, NC 27695-7003

The date of giving any such notice, request, report, statement, disclosure or other communication, and the date of making any payment hereunder required (provided such payment is received), shall be the date of the U.S. postmark of such envelope if marked or actual date of receipt if delivered otherwise.

                          ARTICLE 14- NON-USE OF NAMES
                          ----------------------------

14.01 LICENSEE shall not use the name of NCSU, or any trademark, trade device, service mark, symbol, or any abbreviation, contraction, or simulation thereof, owned by NCSU, nor the names of any of its employees, or any adaptation thereof, in any advertising, promotional, or sales literature without prior written consent obtained from an authorized officer of NCSU in each case, except that LICENSEE may state that it is licensed by NCSU under one or more of the patents and/or patent applications comprising the Patent Rights. Failure by LICENSEE to comply with this restriction shall be deemed a material breach of this Agreement pursuant to section 7.05. Such material breach shall be deemed cured if the offending use is terminated within ninety (90) days of LICENSEE's receipt of a written notice from NCSU.

                              ARTICLE 15-SEVERANCE
                              --------------------

15.01 Each clause of this Agreement is a distinct and severable clause and if any clause is deemed illegal, void, or unenforceable, the validity, legality, or enforceability of any other clause or portion of this Agreement will not be affected thereby.

                           ARTICLE 16-ENTIRE AGREEMENT
                           ---------------------------

16.01 This Agreement, including any schedules or other attachments which are incorporated herein by reference, contain the entire agreement between the parties as to its subject matter. This Agreement merges all prior discussions between the parties and neither party shall be bound by conditions, definitions, warranties, understanding, or representations concerning such subject matter except as provided in this Agreement or as may be specified later in writing and signed by the properly authorized representatives of the parties. This Agreement can be modified or amended only by written agreement duly signed by persons authorized to sign agreements on behalf of the parties.

                                ARTICLE 17-WAIVER
                                -----------------

17.01 The failure of a party in any instance to insist upon the strict performance of the terms of this Agreement shall not be construed to be a waiver or relinquishment of any of the terms of this Agreement, either at the time of the party's failure to insist upon strict performance or at any time in the future, and such term or terms shall continue in full force and effect.

                                ARTICLE 18-TITLES
                                -----------------

18.01 All titles and article headings contained in this Agreement are inserted only as a matter of convenience and reference. They do not define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

                          ARTICLE 19-SURVIVAL OF TERMS
                          ----------------------------

19.01 The provisions of Articles 1,4,8,10,11,13,and 14 shall survive the expiration or termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below.

                                  NORTH CAROLINA STATE UNIVERSITY

                                  By:    /s/ Charles G. Moreland
                                         ---------------------------------------

                                         Charles G. Moreland
                                         Vice Chancellor for Research, Outreach,
                                         Extension and Economic Development

                                  Date:  5/9/97
                                         ---------------------------------------

ATTEST:

By:______________________
SEAL

                                  LICENSEE

                                  By:    /s/ James D. Otvos
                                         ---------------------------------------

                                  Title: President, LipoMed, Inc.
                                         ---------------------------------------

                                  Date:  5/8/97
                                         ---------------------------------------


ATTEST:

By: /s/ Carolyn C. Phillips

SEAL

                                                        [Revised April 29, 1997]

                                    AMENDMENT

This AMENDMENT is made and entered into this 10/th/ day of January, 2001, and amends the License Agreement entered into by and between North Carolina State University ("NCSU"), an educational institution organized under the laws of the State of North Carolina, and LipoMed, Inc. ("LICENSEE"), a North Carolina corporation. The License Agreement was executed by the parties on May 9, 1997 and May 8, 1997 respectively.

The parties agree to amend the License Agreement as hereinafter set forth.

1. The first (1/st/) recital is deleted in its entirely and the following substituted in lieu thereof:

       WHEREAS, Dr. James Otvos has discovered an inventions entitled "Methods and Apparatus for Measuring Blood Lipoprotein Levels by NMR Spectroscopy" (NCSU File No. 91-02), and NCSU owns all rights, title, and interest in and to the Patent Rights (as defined below) pertaining to such invention; and

       WHEREAS, Dr. James Otvos has discovered certain other invention entitled "Method and Computer Program Products for Determining Risk of Developing Type 2 Diabetes and Other Insulin Resistance Related Disorders" (Serial Nos. 09/550,359 and PCT/US00/10463), and "Methods, Systems, and Computer Program Products for Analyzing and Presenting NMR Lipoprotein-Based Risk Assessment Results" (Serial No. 09/258,740 and 09/291,736), and NCSU and LICENSEE jointly own all rights, title, and interest in and to the Patent Rights (as defined below) pertaining to such other inventions; and

2. The second (2/nd/) and third (3/rd/) recitals are amended to change, in all instances, the word "invention" to "inventions".

3. Article 1.01 shall be deleted in its entirety and the following substituted in lieu thereof:

       1.01  "Patent Rights" shall mean:

       (a) U.S. Patent No. 5,343,389 "Method and Apparatus for Measuring Classes and Subclasses of Lipoproteins" (filed June 17, 1993; issued August 30, 1994) (the "Issued Patent").

       (b) U.S. Patent Application No. [**] "Methods and Computer Program Products for Determining Risk of Developing Type 2 Diabetes and Other Insulin Resistance Related Disorders" (filed [**]); and

       (c) [**] "Methods and Computer Program Products for Determining Risk of Developing Type 2 Diabetes and Other Insulin Resistance Related Disorders" (filed [**]); and

       (d) U.S. Patent Application No. [**] "Methods, Systems, and Computer Program Products for Analyzing and Presenting NMR Lipoprotein-Based Risk Assessment Results" (filed [**]); and

       (e) U.S. Patent Application No. [**] "Methods Systems, and Computer Program Products for Analyzing and Presenting NMR Lipoprotein-Based Risk Assessment Results" (filed [**]) (collectively, the inventions listed as subitems (b) through (e) are referred to as the "Patent Applications").

       The term "Patent Rights" shall further include: letters patents, utility models, allowances and applications therefor in all countries of the world, including re-issues, re-examinations, continuations, continuations-in-part, divisionals and all corresponding foreign patents (as presently or hereafter comprised) relating to the Patent Applications.

4. Article 1.03 is amended to add the following immediately following the last sentence of such Article:

       As used in this Article 1.03, "unexpired claims" shall not include those claims of Patent Applications that are canceled during patent prosecution.

5. Article 1.04 shall be appended to add the following sentence to immediately follow the last sentence of such Article:

       As used in this Article 1.04, "unexpired claims" shall not include those claims of Patent Applications that are canceled during patent prosection.

6.     Article 5 is deleted and the following substituted in lieu thereof:

       5.01 NCSU shall select patent counsel and shall have sole responsibility for filing, prosecuting and maintaining appropriate U.S. and foreign patent application(s) on the Issued Patent in the name of NCSU, and all expenses of such protection shall be paid by LICENSEE. NCSU shall keep LICENSEE advised as to the prosecution of such application by forwarding to LICENSEE copies of all official correspondence relating thereto. LICENSEE agrees to cooperate with NCSU in the prosecution of such Issued Patent to insure that such Issued Patent reflects, to the best of NCSU's and LICENSEE'S knowledge, all items of commercial, scientific and technical interest and importance. All final decisions with respect to the prosecution of said patent application are reserved to NCSU.

       5.02 With respect to the Issued Patent, LICENSEE shall designate the foreign countries, if any, in which LICENSEE desires patent protection, and NCSU agrees to file, prosecute and maintain appropriate applications in such countries.

       LICENSEE shall pay all expenses with regard to such foreign patent protection. NCSU may elect to seek patent protection in countries not so designated by LICENSEE, in which case NCSU shall be responsible for all expenses attendant thereto; however, in such instances, LICENSEE shall forfeit its rights under this license agreement as to such countries.

       5.03 LICENSEE shall select patent counsel of its choice and shall have sole responsibility for filing, prosecuting and maintaining appropriate U.S. and foreign patent application(s) on the Patent Applications in the joint name of LICENSEE and NCSU, and all expenses of such protection of Patent Rights shall be paid by LICENSEE. LICENSEE must keep NCSU advised as to the prosecution of such application by forwarding to NCSU copies of all official correspondence relating thereto. Further, LICENSEE will give full consideration to any suggestions and comments from NCSU regarding the prosecution of the Patent Applications. NCSU agrees to cooperate with LICENSEE in the prosecution of the patent application(s) on the Patent Applications to ensure that such applications reflect, to the best of LICENSEE'S and NCSU's knowledge, all items of commercial, scientific, and technical interest and importance. All final decisions with respect to the prosecution of the Patent Application(s) are reserved to LICENSEE. Should LICENSEE elect not to file a foreign application related to a Patent Application, NCSU may elect to file at its sole discretion and expense. Should NCSU make such election, then LICENSEE forfeits all rights to the Patent Applications in the affected country and will assign the Patent Rights in that country to NCSU.

       Article 5.04 For each country in which Licensed Products will be sold, Licensee agrees to mark all Licensed Products it commercializes with the applicable patent number.

Except to the extent provided above, the terms and conditions of the original License Agreement remain in full force and effect as originally executed.

IN WITNESS WHEREOF, the parties have executed this AMENDMENT on the dates set forth below.

NORTH CAROLINA STATE UNIVERSITY            LIPOMED, INC.

/s/ Charles G. Moreland                    /s/ Richard A. Franco
------------------------------------       -------------------------------------

By: Charles G. Moreland                    By: Richard A. Franco

Title: Vice Chancellor, Research           Title: CEO
and Graduate Studies

Date: 1/10/01                              Date: 1/10/01
      ------------------------------       -------------------------------------